Exhibit 10.45
EXECUTIVE AGREEMENT AND GENERAL RELEASE
This EXECUTIVE AGREEMENT AND GENERAL RELEASE (“Agreement”) is made between Dynex Capital, Inc., a Virginia corporation with an address at 4991 Lake Brook Drive, Suite 100, Glen Allen, Virginia 23060 (“Dynex”) and Stephen J. Benedetti (the “Executive”) and sets forth the terms of the Executive's separation from employment with Dynex, and any and all of Dynex's subsidiaries and affiliates (collectively, the “Company”). This Agreement will become effective upon the “Effective Date” as specified in Section 13 below. Once effective, this Agreement will be a legally binding document representing the entire agreement between the Executive and the Company regarding the subjects it covers. Throughout this Agreement, the term the “Company” includes all of the Company's affiliates and related entities, and their current and former trustees, officers, agents, employees, insurers and attorneys, and all employee benefit plans and arrangements and their administrators, trustees and other fiduciaries, and all successors and assigns of all of the foregoing.
WHEREAS, the Executive is currently serving as the Company's Chief Financial Officer, Chief Operating Officer, and Secretary pursuant to the terms and conditions of that certain Employment Agreement by and between the Company and the Executive, dated August 28, 2020 (the “Employment Agreement”); and
WHEREAS, the Executive and the Company have mutually agreed that the Executive's employment with the Company will terminate, and the Executive will receive the benefits described in this Agreement; and
WHEREAS, in order to permit an orderly separation and transfer of duties to his successor, the Company and the Executive desire to establish the terms and conditions of the Executive's separation from employment as set forth herein.
NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
1.Separation from Employment. The Executive and the Company hereby agree that (i) the Executive will continue to serve as the Chief Financial Officer, Chief Operating Officer, and Secretary of the Company pursuant to the Employment Agreement, from the date hereof until the close of business on August 5, 2022, and (ii) the Executive's employment with the Company will terminate on August 31, 2022 or such earlier date as may be mutually determined by the parties (the “Separation Date”). The Executive shall provide transition services for the period from August 6, 2022 through the Separation Date, as reasonably requested by the Company. The Executive shall continue to receive his base salary as described in the Employment Agreement through the Separation Date. The parties hereby agree that the Executive's position as Chief Financial Officer, Chief Operating Officer, Secretary of the Company, and any and all other offices he holds with the Company and its subsidiaries and affiliates, including without limitation all positions as director or officer of all Company-affiliated companies, will terminate as of August 5, 2022.
2.Termination of Employment Agreement. The Executive and the Company hereby agree to terminate the Employment Agreement pursuant to Section 7(b)(iv) thereof, with such termination effective as of the Separation Date; provided that the provisions of Section 4(c) (Clawback), Section 8 (Code Section 409A Compliance), Section 9 (Restrictive Covenants), Section 10 (Work Product), Section 11 (Return of Company Property), Section 13 (Injunctive Relief with respect to Covenants; Forum, Venue and Jurisdiction), Section 15 (Indemnification and Insurance), Section 17 (Termination of this Agreement and Survival of Certain Provisions), and Section 18 (Miscellaneous) of the Employment Agreement shall continue in effect according to their terms.

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3.    Consideration and Post-Transition Benefits and Payments.
(a)Eligibility. Provided that the Executive: (i) separates from employment on the Separation Date, (ii) signs and does not revoke this Agreement, including the waiver and release of claims in favor of the Company and restrictive covenants contained in it, within 21 days of receiving this Agreement; (iii) again signs and does not revoke this Agreement within 21 days after the Separation Date; and (iv) remains in compliance with the terms of this Agreement, the Company agrees to provide the Executive with the payments and benefits set forth in Section 3(b) below.
(b)Consideration. Subject to satisfying the eligibility criteria in Section 3(a) above, the Company agrees to pay to the Executive a lump sum payment in cash equal to the amounts described in subsections (i), (ii) and (iv) below on the 30th day following the Separation Date, and provide the stock vesting described in subsection (iii) below (such payments and benefits, collectively the “Separation Benefits”):
(i)$1,964,878.00, which is equal to the product of one and one-half (1.5) times the sum of: (1) the Executive's base salary on the day prior to the Separation Date and (2) the Executive's Annual Incentive Award (as defined in the Employment Agreement) paid for each of the three calendar years preceding the calendar year that includes the Separation Date, divided by three, as described in Section 7(d)(i)(B) of the Employment Agreement.
(ii)$717,140.00, which is equal to the Pro Rata Annual Incentive Award described in Section 7(d)(i)(C) of the Employment Agreement.
(iii)To the extent any previously awarded stock awards, such as stock options, stock appreciation rights, restricted stock units, restricted stock, dividend equivalent rights, or any other form of stock compensation (“Stock Awards”) granted to the Executive shall have not vested, such Stock Awards shall immediately become fully (100%) vested and exercisable and shall otherwise be paid in accordance with their terms. Performance-based Stock Awards shall become fully vested, and performance shall be determined based on the terms of the applicable grant agreement. Exhibit A attached hereto describes the outstanding Stock Awards as of the date on which this Agreement is first signed.
(iv)$51,160.00, which is equal to the sum of (a) the COBRA (defined below) premiums that the Executive would pay if he elected continued health coverage under the Company's health plan for the Executive and his dependents for the 18-month period following the Separation Date, based on the COBRA rates in effect at the Separation Date, and (b) the cost of life insurance and disability insurance as if the Executive were covered under the Company's policies for the 18-month period following the Separation Date. The parties acknowledge that the lump sum payment provided in this subsection (iv) is in lieu of the 18 monthly payments set forth in Section 7(d)(i)(E) of the Employment Agreement.
(v)Notwithstanding any other provisions of this Agreement, no amounts or benefits, other than the Accrued Obligations (as defined below), shall be payable to the Executive, and Executive shall forfeit all rights under this Agreement unless the Executive signs once upon receipt of this Agreement and again following the Separation Date and does not revoke the release of claims in favor of the Company in accordance with Section 12 below. To the extent the Separation Benefits, other than the Accrued Obligations, have been paid and the release requirement is not met, then any such amounts or benefits previously paid shall be forfeited and the Executive shall repay such forfeited amounts or benefits to the Company within 30 days following demand by the Company.

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(c)Accrued Obligations. Regardless of whether the Executive signs this Agreement or when or why the Executive's employment with the Company terminates, the Company will provide the Executive with any earned but unpaid base salary through the Separation Date, reimbursement for any outstanding expenses for which the Executive has not been reimbursed and which are authorized, any accrued but unused vacation, and any vested benefits under the Company's employee benefit plans in accordance with the terms of such plans, as accrued through the Separation Date (“Accrued Obligations”).
(d)Benefits Termination. For purposes of any benefits provided under any Company benefits plan, the Executive's employment will terminate on the Separation Date. If there are any discrepancies between this Agreement and the applicable benefit plan documents, the applicable plan documents will govern. The Company reserves the right, in its sole discretion, to change or discontinue its benefit plans at any time, with or without prior notice.
(e)Legal Services Reimbursement. Provided this Agreement is binding and effective, the Company shall reimburse to Executive actual expenses incurred by Executive (up to a cumulative amount not to exceed Ten Thousand Dollars ($10,000.00)) for legal services arising from or related to Executive's separation from employment with the Company, including legal counsel's negotiation and drafting of, and provision of advice regarding, this Agreement (“Legal Services Reimbursements”). The Company's payment of the Legal Services Reimbursement is conditioned upon the Executive providing the Company with documentation of such expenses, redacted to conceal all narrative that is subject to the attorney-client privilege, that contains attorney work product or mental impressions, or that addresses or references any matter of a private or confidential nature.
4.    Release. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and each of their agents, directors, members, affiliated entities, officers, employees, former employees, attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), from any and all charges, complaints, claims, liabilities, grievances, obligations, promises, agreements, controversies, damages, policies, actions, causes of action, suits. rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any rights arising out of alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on the Company's right to terminate employees, or any federal, state or other governmental statute, regulation, law or ordinance, including without limitation Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; the Americans with Disabilities Act; 42 U.S.C. § 1981; the federal Age Discrimination in Employment Act (age discrimination); the Older Workers Benefit Protection Act; the Equal Pay Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; Virginia Human Rights Act, including age and sexual harassment claims; Virginians with Disabilities Act; Virginia Equal Pay Act; Virginia Genetic Testing Law; Virginia Right-to-Work Law; Virginia Equal Pay Law; Virginia Occupational Safety and Health Act; and Virginia Fraud Against Taxpayers Act (“Claim” or “Claims”), which the Executive now has, owns or holds, or claims to have, own or hold, or which the Executive at any time heretofore had owned or held, or claimed to have owned or held, against each or any of the Releasees at any time up to and including the date of the execution of this Release.
The Executive hereby acknowledges and agrees that the execution of this Release and the cessation of Executive's employment and all actions taken in connection therewith are in compliance with the federal Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth above shall be applicable, without limitation, to any claims brought under these Acts.
Notwithstanding the foregoing, the Executive does not release, acquit, discharge or waive, and Claims shall not include:

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(a)Any rights, Claims, or protections that the Executive may have under this Agreement;
(b)Any rights, Claims, and protections based on any cause, matter, thing, or event arising or occurring at any time after Executive signs this Agreement;
(c)Executive's rights, Claims, and protections, if any, to vested or guaranteed benefits under the Company's qualified and non-qualified benefit plans, including, without limitation, the Stock Awards and all other vested retirement, executive compensation, deferred compensation, and stock grant or option plans;
(d)Any rights, Claims, or protections Executive may have under the applicable terms of such policy or plan to convert his existing coverage under any group life, disability, and/or accidental death and dismemberment plan offered by the Company;
(e)Any rights, Claims, or protections Executive may have to continuation of group health, dental, or vision insurance as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended by the Health Insurance Portability and Accountability Act of 1996 and the American Recovery and Reinvestment Act of 2009;
(f)    Any Claims for unemployment or workers' compensation benefits, or any medical claim incurred during the Executive's employment that is payable under applicable medical plans or a Company-insured liability plan;
(g)Any rights, Claims, or protections the Executive has, had, or may have under Article V, Indemnification, of the Restated Articles of Incorporation of Dynex Capital, Inc. (the “Articles of Incorporation”), including the indemnification and advancement provisions contained therein, in effect as of the Effective Date of this Agreement;
(h)Any rights, Claims, or protections the Executive has, had, or may have under any policy or contract of indemnification, liability or other type of insurance from and/or against any Claims asserted, liability incurred, or proceeding initiated or maintained against the Executive arising from, related or pertaining to, or serving as its basis or their bases, the Executive's capacity as an employee or officer of the Company or his alleged acts, omissions, or inaction in such capacity, the foregoing being without regard to whether the Company has, had, or may have the power or obligation to indemnify Executive or provide advancements against such liability under Article V of the Articles of Incorporation; or
(i)    Any rights, Claims or protections that the Executive, by law, is prohibited from releasing under this Agreement.
5.    Affirmation of Indemnification Obligations.
(a)    Notwithstanding any provision of this Agreement to the contrary, the Company reaffirms (i) its obligations to the Executive under Article V of the Company's Articles of Incorporation, amended and current as of the Separation Date, including the indemnification and advancement provisions contained therein, and (ii) the Executive's rights to indemnification and defense under the Company's Articles of Incorporation and bylaws, as amended, and under the Company's directors and officers insurance with respect to (A) the Executive's service as an employee or officer of the Company, or (B) the Executive's service at the request of the Company as an employee, officer, director, manager, shareholder, partner, member, or other representative capacity of another entity or enterprise affiliated, or previously affiliated, with the Company or any of its subsidiaries (collectively, “Affiliated Entities”).

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(b)As of the date of this Agreement, the Company represents that to its knowledge, neither of the Company's Chief Executive Officer or President are aware of any actions, omissions, or inaction by the Executive that (i) would reasonably be expected to negate the Executive's rights to (1) indemnification and advancements under the Articles of Incorporation, or (2) indemnification, defense, or coverage under the Company's directors and officers insurance, or (ii) could give rise to any Claims by the Company or the other Releasees against the Executive.
(c)As of the date of this Agreement, the Executive represents that to his knowledge there are no suits, actions, proceedings (including, without limitation, arbitral and administrative proceedings), claims or governmental investigations or audits that are pending or threatened against the Company, any subsidiary, or any Affiliated Entities, or their respective properties, assets or business, or, to the knowledge of the Executive, pending or threatened against, relating to or involving any of the officers, directors, employees or agents of the Company, any subsidiary, or any Affiliated Entities in connection with the business of the Company, any subsidiary, or any Affiliated Entities.
6.    Continuing Obligations. The Executive agrees to remain bound by any prior restrictive covenant agreements by and between the Company and the Executive, including as provided for in Section 9 (Restrictive Covenants) of the Employment Agreement. In addition, the Executive agrees to the following:
(a)Duty of Cooperation. The Executive agrees that he will cooperate and assist the Company and its representatives after the Separation Date upon their reasonable request with respect to any matter (including any litigation, investigation, or governmental proceeding) which relates to the Executive's employment with the Company. This cooperation may include appearing from time-to-time for conferences and interviews at mutually agreeable times and providing the officers of the Company and its representatives with the full benefit of the Executive's knowledge with respect to any such matter; provided, however, that any such requests for cooperation shall not unreasonably interfere with the Executive's professional responsibilities as an employee of another employer or as a director or officer of another entity. The Company agrees to reimburse the Executive for any reasonable out-of-pocket expenses incurred by the Executive in connection with such cooperation and mutually agreed upon in advance by the Executive and the Company. If the Executive's assistance as described above requires a significant time commitment by the Executive, the Company and the Executive shall agree on a reasonable fee for such assistance services.
(b)Remedies. In the event of a breach or threatened breach by the Executive of this Agreement or ongoing covenants and provisions set forth in the Employment Agreement, the Executive hereby consents and agrees that money damages would not afford an adequate remedy and that Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.
7.    Return of Records and Equipment. On or by the Separation Date, the Executive will return the Company's property pursuant to Section 11 of the Employment Agreement.
8.    Reports to Government Entities. Nothing in this Agreement, including the Release clauses, restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation the Equal Employment Opportunity Commission, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, the Executive is waiving his right to receive any individual monetary relief from the Company or any others covered by the Release resulting from such

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claims, regardless of whether the Executive or another party has filed them, and in the event the Executive obtains such monetary relief, the Company will be entitled to an offset for the payments made pursuant to this Agreement, except where such limitations are prohibited as a matter of law.
Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
9.No Other Amounts Due. The Executive acknowledges that the Company has paid the Executive all wages, salaries, bonuses, benefits and other amounts earned and accrued, less applicable deductions, and that the Company has no obligation to pay any additional amounts, other than the payments and benefits described herein. The Executive further acknowledges that the payments and benefits provided under this Agreement fully satisfy the Company's obligations to provide benefits under any severance plan or arrangement maintained by the Company or any other Company benefit plan which could provide severance or other similar benefits.
10.Notices. Notices and all other communications provided for in this Agreement shall be delivered pursuant to Section 18(f) of the Employment Agreement.
11.Medicare Disclaimer. The Executive represents that he is not a Medicare Beneficiary as of the Effective Date. To the extent that the Executive is a Medicare Beneficiary, the Executive agrees to notify the Company in accordance with the notice provisions set forth in Section 10 above.
12.Acknowledgement of Voluntariness and Time to Review. The Executive acknowledges that:
(a)The Executive has read this Agreement and understands it;
(b)The Executive is signing this Agreement voluntarily in order to release his claims against the Company in exchange for the Separation Benefits, which, in the aggregate, Executive would not receive otherwise without his release of claims against the Company;
(c)The Executive is signing this Agreement twice: the first time, within 21 days of receiving it; and the second time, upon or within 21 days after the Separation Date;
(d)The Executive was offered at least 21 days to consider his choice to sign this Agreement both times;
(e)The Company has advised the Executive to consult with an attorney;
(f)The Executive knows that he can revoke this Agreement within seven days of signing it and that the Agreement does not become effective until that seven-day period has passed;
(g)If the Executive signs and does not revoke this Agreement within 21 days of receiving it, and then the Executive does not again sign the Agreement (or the Executive revokes it) upon or after the Separation Date, the Company will not be obligated to pay the Separation Benefits, as set forth herein;
(h)To revoke this Agreement, the Executive agrees to notify the Company in accordance with the notice provisions set forth in Section 10 above;

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(i)The Executive agrees that changes to this Agreement before its execution, whether material or immaterial, do not restart his time to review the Agreement; and
(j)The Executive acknowledges that nothing in this Agreement is an admission of any wrongdoing, liability, or unlawful activity by the Executive or by the Company.
13.    Effective Date.
(a)Effective Date. This Agreement will become effective and enforceable upon the expiration of the seven-day revocation period provided for in Section 12(f) above (the "Effective Date"). If the Executive fails to return an executed original to the Company in accordance with the notice provisions set forth in Section 10 above within 21 days after he receives this Agreement, then this Agreement, including but not limited to the obligation of the Company to provide the Separation Benefits, shall be deemed automatically null and void.
(b)Revocation Period. When the Executive signs this Agreement the first time, the Agreement becomes effective immediately after the seven-day revocation period following that signature, if the Executive does not revoke the Agreement. When the Executive signs this Agreement the second time, the Executive's second signature becomes effective immediately after the seven-day revocation period following that second signature, if he does not revoke the Agreement. For the avoidance of doubt, if the Executive signs and does not revoke this Agreement the first time but does not sign this Agreement again following the Separation Date (or revokes this Agreement thereafter), this Agreement shall remain in effect, but no Separation Benefits shall be provided to the Executive.
14.    Section 409A. Each of the Company and the Executive acknowledge and agree that the provisions of Section 8 of the Employment Agreement shall be applied to and be part of this Agreement and are hereby incorporated by this reference.
15.    Tax Withholding. All payments under this Agreement are subject to applicable tax withholding.
16.    Entire Agreement. This Agreement contains the full agreement between the Executive and the Company and completely supersedes any prior written or oral agreements or representations concerning the subject matter thereof, including without limitation the Employment Agreement (except for such provisions of the Employment Agreement specifically described herein to continue in effect) and the terms of the Stock Awards referenced in Section 3(b)(iii). Any oral representation or modification concerning this Agreement shall be of no force or effect.
17.    Assignment of Agreement. This Agreement may not be assigned by the Executive without the express written consent of the Company. This Agreement shall inure to the benefit of, and be binding on, the Company' successors and assigns.
18.    Severability. In the event a court or other entity with jurisdiction determines that any portion of this Agreement (other than the general release clause) is invalid or unenforceable, the remaining portions of the Agreement shall remain in full force and effect.
19.    Governing Law. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Virginia, without reference to that jurisdiction's choice of law rules. The Parties consent to personal jurisdiction before the Circuit Court for Henrico County, Virginia and the United States District Court for the Eastern District of Virginia, Richmond Division, to the exclusion of all other courts, for any lawsuit filed by the Parties arising from or related to this Agreement or its application.

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20.    Signature. If the Executive chooses to accept this Agreement, please sign the Agreement, and return this Agreement to the Company in accordance with the notice provisions set forth in Section 10 above, no later than 21 days after the Executive's receipt of this Agreement.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written below.

DYNEX CAPITAL, INC.
By:	/s/ Byron L. Boston
Byron L. Boston, Chief Executive Officer

Date:	July 26, 2022

EXECUTIVE
/s/ Stephen J. Benedetti
Stephen J. Benedetti

Date:	July 26, 2022

TO BE SIGNED ON OR WITHIN 21 DAYS AFTER THE SEPARATION DATE:

I hereby reaffirm the terms of the Agreement. I agree to all terms of the Agreement as of the date of this signature.

EXECUTIVE
/s/ Stephen J. Benedetti
Stephen J. Benedetti

Date:	September 1, 2022

Signature page to Executive Agreement and General Release between
Dynex Capital, Inc. and Stephen J. Benedetti

Exhibit A
Stock Awards
RESTRICTED STOCK AWARDS

Grant Date	Units
February 28, 2020	3,638
May 14, 2020	12,031
February 23, 2022	3,166
TOTAL	18,835
RESTRICTED STOCK UNITS

Grant Date	Units
February 23, 2022	15,473
May 26, 2021	8,490
TOTAL	23,963
PERFORMANCE SHARE UNITS

Grant Date	Units (A)
February 23, 2022	30,953
May 26, 2021	25,345
TOTAL	56,298

(A)    Units represent target PSU award. The actual units awarded for each PSU will be based on the actual achievement for each performance goal as follows:

Performance Goal	Achievement Measured Through

Absolute Total Economic Return	July 31, 2022

Relative Total Economic Return	June 30, 2022

Relative Total Shareholder Return	August 5, 2022

Exhibit A-1